Exhibit 10.1


                          ----------------------------

                            STOCK PURCHASE AGREEMENT
                          ----------------------------



                                      AMONG



                      XSTREAM BEVERAGE GROUP, INC. [BUYER],



                     DARK DOG SELL & RETAIL GMBH [COMPANY],



                                       AND

                          GUENTHER BALLWEBER, [SELLER]




                                 AUGUST 24, 2002

                            STOCK PURCHASE AGREEMENT
                            ------------------------


         This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 24th day of August, 2002, by and among Xstream Beverage Group, Inc., a Nevada corporation (the "Buyer") and Guenther Ballweber, an individual having his domicile in Sitges, Spain (the "Seller") and Dark Dog Sell & Retail GmbH, a Limited Liability Austrian Company (the "Company").

                                    RECITALS
                                    --------

         A. The Seller owns of record and beneficially all of the outstanding capital stock of the Company (the "Shares") and owns such amount of shares of the Company as is set forth opposite its name on Schedule "A" hereof.

         B. Buyer desires to purchase the Shares, and Seller desires to sell such Shares, upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:


                    ARTICLE I. - SALE AND PURCHASE OF SHARES

         1.01 Sale and Purchase of Shares.
              ---------------------------

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.01 hereof, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, the Shares, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances any and all other rights of third parties; or other restrictions or limitations whatsoever (collectively "Liens").

                  (b) To effect the transfers contemplated by Section 1.01(a), at the Closing, Seller shall deliver or cause to be delivered to Buyer, against payment therefor in accordance with Section 1.02 hereof, stock certificates representing the Shares, accompanied by stock powers duly executed in blank and otherwise in form acceptable to Buyer for transfer on the books of the Company and, as applicable, the stock register of the company or at buyer's discretion, a copy thereof certified as true and correct by the Austrian Commercial Register.

         1.02 Payment for Shares. Subject to the provisions of Section 1.06 hereof and Appendix A hereto as payment in full for the Shares being acquired by the Buyer hereunder, Buyer shall pay, in the manner set forth in this Section
1.02 and Appendix A, the maximum sum of Thirty-Four Million Dollars ($34,000,000) (such sum, as so adjusted from time to time, in accordance with Section 1.02 and Appendix A hereof, is herein referred to as the "Purchase Price"). On the Closing Date, the Buyer shall make payment of a portion of the Purchase Price as follows:

                  (a) Subject to the satisfaction or waiver of all conditions precedent to Buyer's obligations hereunder, Buyer shall deliver to Seller, by official bank check or wire transfer (to an account specified by Seller in writing at least three business days prior to Closing), in next day funds, the sum of One Million Five Hundred Thousand Dollars ($1,500,000), less any commissions, expenses or closing costs as set out and instructed to be paid by Seller in writing;

                  (b) Subject to the satisfaction or waiver of all conditions precedent to Buyer's obligations hereunder, Buyer shall deliver to Seller an amount of shares of common stock of Buyer equal in value to Eight Million Five Hundred Thousand Dollars ($8,500,000) based upon the average closing sales price of the common stock during the five (5) trading days preceding the Closing.

                  (c) the payment made pursuant to Subsection 1.02(a) above and shares transferred pursuant to Subsection 1.02(b) above shall be held by Escrow Agent, in escrow until the earlier of (a) such date upon which, Buyer shall notify Escrow Agent in writing of the satisfaction by Seller of all conditions precedent to Seller's obligations hereunder in which case the shares and funds so held by the Escrow Agent shall be paid over to Seller or (b) November 30, 2002, in which event all such shares and funds held by Escrow Agent pursuant hereto shall be returned immediately to Buyer.

                  (d) The rest and remainder of the Sale Price shall be paid to Seller based upon the formula set forth in and in the manner described in Appendix A hereto which Appendix is incorporated herein by reference as if fully set forth in this Section 1.02(d).

         1.03 Intentionally Omitted.

         1.04 Closing Date Balance Sheet. As soon as practical Seller shall cause to be delivered to Buyer financial statements for the first two (2) quarters of Fiscal Year 2002, which shall include balance sheet and profit and loss statement; which financial statements shall have been prepared in accordance with international GAAP and certified by KPMG for such period. Should such financial statements show a material change from those received prior to closing Buyer and Seller shall negotiate in good faith an appropriate adjustment to the total consideration paid for the Shares.

         1.05 Intentionally Omitted.

         1.06 Earn-Out. As consideration for the sale and transfer of the Shares contemplated hereby, the Buyer shall pay Seller the contingent payments set forth in Appendix A hereto in such manner and on such dates as are set forth therein, which Appendix A is incorporated herein by reference.

         1.07 Successors. This Agreement is binding upon and for the benefit of each of the parties heirs, successors and permitted assigns.

                              ARTICLE II. - CLOSING

         2.01 Closing. Subject to the conditions stated in Article V of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held on September 30, 2002, or, if the conditions set forth in Section
5.01 have not been satisfied or waived on such date, on the fifth (5th) business day after all such conditions shall have been satisfied or waived, provided, however, that should any such condition remain unsatisfied on the 60th day following the date hereof Buyer may at anytime thereafter terminate this agreement with no liability whatsoever to Seller. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date."

         2.02 Deliveries by Seller. At least two (2) business days prior to the Closing, the Seller shall deliver to Buyer:

                           (i) certificates representing all of the outstanding
shares of the Company's capital stock, duly endorsed in blank for transfer, or with appropriate stock powers in blank attached; the stock register of the Company and all other documents necessary or desirable to effectively transfer from Seller to Buyer all of Seller's right, title and interest in and to the share;

                           (ii) the resignations of all the officers and
directors of the Company;

                           (iii) to the extent not covered above, the stock
book, stock ledger, minute books and corporate seal of the Company;


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

                           (iv) a certificate executed by the Seller to the
effect that the conditions set forth in Sections 5.01(a) and 5.01(c) have been satisfied;

                           (v) possession of all originals and copies of
agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Seller or any Affiliate of the Seller pertaining to the Company (collectively, the "Records"); provided, however, that the Seller may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Seller is reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Seller will be required in connection with the performance of its obligations under Article VIII hereof; and

                           (vi) evidence satisfactory to Buyer that Buyer's
designees shall be the only authorized signatories with respect to the Company's various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 3.18.

                           (vii) evidence satisfactory in form and substance to
Buyer that on and as of the closing date the Seller owns free and clear of all liens all right, title and interest in and to each of the formula patents, trade names, trademarks, service names, service marks and other items of intellectual or industrial listed in Schedule "B" attached hereto.

                           (viii) evidence satisfactory to the Buyer to the
effect that Dark Dog International Marketing S.A ("DDI") and Dark Dog Trading GmbH (a) have been dissolved or (b) are or will be owned solely by the Company free and clear of all liens, claims and encumbrances or (c) will be dissolved upon closing of the transaction. Schedule "C" is a list of companies and such other companies as are related to, controlled by or are under common control by any person or entity associated with the entities listed herein or with the trademark Dark Dog or any related trademark.

                           (ix) Buyer shall have received in form and substance
acceptable to it non-competition and confidentiality agreements duly executed and delivered by Seller and each of the entities listed in Section (viii).

                           (x) Buyer shall have received from Seller in form and
substance satisfactory to it reasonable evidence that all licensing and distribution agreements formerly held with DDI and for any other Affiliate of the Company whether now existing or dissolved, have been assigned to or otherwise renegotiated such that the Company shall derived the same benefits, privileges and advantages as would have been derived by DDI or its designated Affiliate as chosen by Buyer.

                           (xi) Buyer shall have received from Seller a duly
executed employment agreement in form and substance acceptable to Buyer.

                           (xii) Buyer shall appoint Seller individually to the
Board of Directors of the Buyer.

                           (xiii) Buyer shall have received evidence that Seller
shall own all Trademarks and has taken or commenced to Buyer's satisfaction all action necessary to sell, assign, convey and transfer each of the Trademarks and the goodwill associated therewith to the Company in each relevant jurisdiction as determined by Buyer, acting reasonably.

                           (xiv) Buyer shall have received a certificate or
affidavit of Seller in form and substance acceptable to it concerning matters described or referenced herein.

                           (xv) Buyer shall have received a personal guaranty of
Guarantor in form and substance and covering each of the respective obligations of the Company.

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

                           (xvi) Buyer shall have received evidence satisfactory
to it that Guenther Ballweber owns outright all right title and interest on and to the shares being transferred and holds all necessary power to sell or cause the sale, transfer and assignment of the Shares, the Trademarks and all goodwill associated therewith, and for purposes of evidence the same shall deliver to Buyer a copy of the Austrian commercial register, certified by the trustee of the shares as being true and accurate.

                           (xvii) Buyer shall have received such other
documents, instruments and or agreements as it shall reasonably request.

                           (xviii) Buyer shall have completed a due diligence
satisfactory to it in all respects.

                           (xix) Seller shall have caused to be transferred to
the Company all assets and properties belonging to all Affiliates of the Company, including without limitation all point of sale and other marketing or merchandising equipment.

         2.03 Deliveries by Buyer. At or prior to the Closing, (i) Buyer shall deliver to Seller the amount and form of Purchase Price required to be paid at Closing pursuant to Section 1.02(a) hereof; and (ii) prior to Closing Buyer shall deliver to Seller evidence of authority to proceed with the transaction and upon reliance of the initial payments made pursuant to Section 1.01 hereof by Escrow Agent to Seller, Buyer shall cause Seller to be named to its Board of Directors.

         2.04 Termination in Absence of Closing.
              ---------------------------------

                  (a) Subject to the provisions of Section 2.04(b), if by the close of business on September 30, 2002, the Closing has not occurred, then any party hereto may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representative of such party unless the reason for Closing having not occurred is (i) such party's willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party's obligations set forth in Article V have been satisfied or waived in writing by the date scheduled for the Closing pursuant to
Section 2.01, the failure of such party to perform its obligations under this
Article II on such date; provided, however, that the provisions of Sections 8.02 through 8.06 shall survive any such termination; and provided further, however, that any termination pursuant to this Section 2.04 shall not relieve any party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for such party's willful breach of the provisions of this Agreement, or if all of the conditions to such party's obligations set forth in Article V have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.01, the failure of such party to perform its obligations under this Article II on such date.

                  (b) Buyer shall also have the right to terminate this Agreement without liability to any party by so notifying the Seller at any time within thirty (30) days after the date of this Agreement if, in Buyer's sole discretion, any Schedule (or any instrument referred to therein) that was not furnished to Buyer at least ten (10) business days prior to the date of this Agreement contains or refers to any matter that, or may cause or lead to any result that, in Buyer's sole discretion and judgment, is adverse to Buyer in any way; provided, however, that the provisions of Sections 8.02 through 8.06 shall survive any such termination.

                  (c) Notwithstanding the approval of the Board of Directors of Buyer, this Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by the Buyer if:

                           (i) any representation or warranty made herein for
the benefit of Buyer, or any certificate, schedule or document furnished to Buyer pursuant to this Agreement is untrue in any material respect; or

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                           (ii) the Company or the Seller shall have defaulted
in any material respect in the performance of any obligation under this Agreement.

           ARTICLE III. - REPRESENTATIONS AND WARRANTIES OF THE SELLER
                                 AND THE COMPANY

         Each of the Seller and the Company hereby jointly and severally represents and warrants to Buyer that as of the date hereof and as of the date of Closing:

         3.01 Corporate Existence and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Austria; the Company has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and neither the character of the Company's Properties nor the nature of the Company's business requires the Company to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in Schedule 3.01 attached hereto, and the Company is qualified as a foreign corporation and in good standing in each listed jurisdiction. All of the issued and outstanding Shares of the Company are legally and beneficially owned by Seller.

         3.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Company and Seller, and each of the Seller and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its and his obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which any of the Seller and/or the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         3.03 Capitalization and Corporate Records.
              ------------------------------------

                  (a) The Company's authorized capital is Euro 250,000. All issued and outstanding shares of the Company's capital stock are owned legally, beneficially and of record by Seller, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever, and no shares of capital stock are held in the Company's treasury. The shares are 100% owned by Seller, but are held by Dr. Michael Pressl, acting as Trustee and on instruction of Seller only and Trustee has no right, title or interest in the shares. Annexed and marked "A" is a true copy of the Statement of Dr. Pressl relating to his position of Trustee. All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of the Company, or (ii) any applicable federal, state and/or foreign securities laws, and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"). There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock of the Company. Upon delivery to Buyer at the Closing of certificates representing the Shares, and the Company's Stock Register accompanied by stock powers duly endorsed in blank, good and valid title to the Shares will pass to Buyer, free and clear of all Liens of any kind, other than those arising from acts of Buyer.

                  (b) The copies of the Articles of Incorporation, Bylaws and Stock Register of the Company provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The Company's stock and minute books made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all shareholder and corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since its date of formation. All corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company's transactions, properties, assets and liabilities.

                  (c) The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in any other corporation, partnership, joint venture or other business entity whatsoever.

         3.04 No Seller Defaults or Consents. Except as otherwise set forth in
Schedule 3.04 hereto, the execution and delivery of this Agreement and the Collateral Agreements by Seller and the performance by Seller of their obligations hereunder and thereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Seller is a party, or by which the properties or assets of the Seller is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the parties to consummate the transactions contemplated hereby.

         3.05 No Company Defaults or Consents. Except as otherwise set forth in
Schedule 3.05 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

                           (i) violate or conflict with any of the terms,
conditions or provisions of the charter or bylaws of the Company;

                           (ii) violate any Legal Requirements applicable to the
Company;

                           (iii) violate, conflict with, result in a breach of,
constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

                           (iv) result in the creation of any lien, charge or
other encumbrance on any Properties of the Company; or

                           (v) require either of the Seller or the Company to
obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

         3.06 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority, court, arbitral tribunal or other similar body or jurisdiction seeking to restrain the Company or the Seller or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties as a result of the consummation of this Agreement or otherwise to the extent that any such suit, action or proceeding effects in any manner whatsoever the Company, its operations or assets including without limitation any trademarks, trade names, service marks or service names belonging to or utilized by the Seller and/or Company or any of its subsidiaries or affiliates.

         3.07 Employee Benefit Matters.
              ------------------------

                  (a) The Seller guarantees that it and the Company has complied and will continue to comply with Austrian labor laws and those laws of the European Union and such other jurisdictions as may be applicable. In any event, Seller will continue to assist Buyer in compliance with all Austrian, EU Labor and such other laws.

                           (i) as of the date of Closing, the Company is not a
party to nor does it sponsor or otherwise participate in any retirement, pension or similar except as otherwise expressly required by Australian law and heretofore disclosed by Seller to Buyer.

         3.08 Financial Statements; Liabilities; Accounts Receivable;
Inventories.

                  (a) The Seller has delivered to Buyer true and complete copies of Financial Statements with respect to the Company and its business as of and for the years ended December 31, 2000 and 2001, and as of and for the 6 months ended June 30, 2002 (the "Financial Statements"), and said Financial Statements are attached hereto as Schedule 3.08(a). All of such Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon are free from any material misstatement of fact or omission of any fact which would make any such financial statements misleading. All of such Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated.

                  (b) Except for (i) the liabilities reflected on the Company's December 31, 2001 balance sheet included with the Financial Statements attached as Schedule 3.08(a), (ii) trade payables and accrued expenses incurred since June 30, 2002 in the ordinary course of business, none of which are material,
(iii) executory contract obligations under Contracts listed on Schedule 3.13, and/or Contracts not required to be listed on Schedule 3.13, and (iv) the liabilities set forth in Schedule 3.08(b) attached hereto, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

                  (c) Except as otherwise set forth in Schedule 3.08(c), the accounts receivable reflected on the June 30, 2002 balance sheet included in the Financial Statements referenced in Section 3.08(a) and all of the Company's accounts receivable arising since July 1, 2002 (the "Balance Sheet Date") arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. Except as set forth in Schedule 3.08(c), no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the December, 2001 balance sheet included in such Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or exists.

                  (d) Except as otherwise set forth in Schedule 3.08(d), the Inventory of the Company as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Company and be usable and saleable in the ordinary and usual course of business for the purposes for which intended, except to the extent written down or reserved against on the Closing Date Balance Sheet. Except as otherwise set forth in Schedule 3.08(d), the Company's Inventory is valued on the Company's books of account in accordance with GAAP (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP.

                  (e) Except as provided under the provisions of the agreements described in Schedule 3.08(e), the Company has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all liens, mortgages, pledges, adverse claims, encumbrances or other restrictions or limitations whatsoever ("Liens").

                  (f) The Company has, as of the date hereof, such aged receivables (receivables at least 60 days overdue) as are listed (by Customer) on Schedule 3.08(f) hereto.

         3.09 Absence of Certain Changes.
              --------------------------

                  (a) Except as otherwise set forth in Schedule 3.09(a) attached hereto, since the Balance Sheet Date, there has not been (nor shall there occur on or prior to the date of closing):

                           (i) any event, circumstance or change that had or
might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Company;

                           (ii) any damage, destruction or loss (whether or not
covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Company; or

                           (iii) any material adverse change in the Company's
sales patterns, pricing policies, accounts receivable or accounts payable.

                  (b) Except as otherwise set forth in Schedule 3.09(b) attached hereto, since the Balance Sheet Date, the Company has not done any of the following:

                           (i) merged into or with or consolidated with, any
other corporation or acquired the business or assets of any Person;

                           (ii) purchased any securities of any Person;

                           (iii) created, incurred, assumed, guaranteed or
otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

                           (iv) made any change in any existing election, or
made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company's business operations;

                           (v) entered into, amended or terminated any material
agreement;

                           (vi) sold, transferred, leased, mortgaged, encumbered
or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 3.13;

                           (vii) settled any claim or litigation, or filed any
motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                           (viii) incurred or approved, or entered into any
agreement or commitment to make, any expenditures in excess of $5,000 (other than those arising in the ordinary course of business or those required pursuant to any agreement specified in Schedule 3.13);

                           (ix) maintained its books of account other than in
the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under generally accepted accounting principles;

                           (x) adopted any Plan or Benefit Program or Agreement,
or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

                           (xi) suffered any extraordinary losses or waived any
rights of material value;

                           (xii) made any payment to any Affiliate or forgiven
any indebtedness due or owing from any Affiliate to the Company;

                           (xiii) (a) liquidated Inventory or accepted product
returns other than in the ordinary course, (b) accelerated receivables, (c) delayed payables, or (d) changed in any material respect the Company's practices in connection with the payment of payables and/or the collection of receivables;

                           (xiv) engaged in any one or more activities or
transactions with an Affiliate or outside the ordinary course of business;

                           (xv) declared, set aside or paid any dividends, or
made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

                           (xvi) amended its charter or bylaws;

                           (xvii) issued any capital stock or other securities,
or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

                           (xviii) committed to do any of the foregoing.

         3.10 Compliance with Laws. Except as otherwise set forth in Schedule 3.10(1), each of the Seller and the Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company or Sellers deliver and perform other than failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company or the Seller's ability to enter into this Agreement and any other document, instrument or agreement referenced herein or otherwise to be delivered hereunder. Except as otherwise set forth in Schedule 3.10(2), the Company has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would individually or in the aggregate not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company, and is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company. Without limiting the generality of the foregoing, the Company has not received notice of and there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, (c) environmental protection, building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

         3.11 Litigation. Except as otherwise set forth in Schedule 3.11, there are no claims, actions, suits, investigations or proceedings against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties or financial condition of the Company and there is no basis for any such claim, action, suit, investigation or proceeding.
Schedule 3.11 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since January 1, 1996.

         3.12 Real Property.
              -------------

                  (a) Schedule 3.12(a) sets forth a list of all real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) currently owned, or ever owned, by the Company, in each case setting forth the street address and legal description of each property covered thereby (the "Owned Premises").

                  (b) Schedule 3.12(b) sets forth a list of all leases, licenses or similar agreements relating to the Company's use or occupancy of real estate owned by a third party ("Leases"), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby (the "Leased Premises"). The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. Neither the Company nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

                  (c) With respect to each Owned Premises and Leased Premises, as applicable: (i) the Company has good, marketable and insurable fee simple interest in the Owned Premises and a valid leasehold interest in the Leased Premises, free and clear of any Liens, encumbrances, covenants and easements or title defects that have had or could have an adverse effect on the Company's use and occupancy of the Owned Premises and the Leased Premises; (ii) the portions of the buildings located on the Owned Premises and the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereon and, to the Knowledge of the Company, there is no latent material defect in the improvements on any Owned Premises, structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing each Owned Premises and the roofs which have not been disclosed to Buyer in writing prior to the date of this Agreement; (iii) each of the Owned Premises and the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Owned Premises or the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, (b) any special assessment or pending improvement liens to be made by any governmental authority which may affect any of the Owned Premises or the Leased Premises, or (c) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Owned Premises or the Leased Premises.

         3.13 Commitments.
              -----------

                  (a) Except as otherwise set forth in Schedule 3.13, the Company is not a party to or bound by any of the following, whether written or oral:

                           (i) any Contract that cannot by its terms be
terminated by the Company with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

                           (ii) contract or commitment for capital expenditures
by the Company in excess of $5,000 per calendar quarter in the aggregate;

                           (iii) lease or license with respect to any
Properties, real or personal, whether as landlord, tenant, licensor or licensee;

                           (iv) agreement, contract, indenture or other
instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

                           (v) trademark or service mark license agreement or
assignment agreement;

                           (vi) distribution agreements;

                           (vii) partnership agreement;

                           (viii) contract with any Affiliate of the Company
(including the Seller) relating to the provision of goods or services by or to the Company;

                           (ix) agreement for the sale of any assets that in the
aggregate have a net book value on the Company's books of greater than $5,000;

                           (x) agreement that purports to limit the Company's
freedom to compete freely in any line of business or in any geographic area;

                           (xi) preferential purchase right, right of first
refusal, or similar agreement; or

                           (xii) other Contract that is material to the business
of the Company.

                  (b) All of the Contracts listed or required to be listed in
Schedule 3.13 are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.13. Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 3.13. Following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract listed or required to be listed in Schedule 3.13.

                  (c) Except as otherwise set forth in Schedule 3.13(c), all contracts or other agreements to which the Company is a party or to which it or any of its assets are bound were entered into and the term of the same were arrived at by and otherwise reflect arm's-length negotiations, bargaining and terms.

         3.14 Insurance. Schedule 3.14 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers' compensation and vehicular) presently in effect that relate to the Company or its Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.14. Such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Company an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers' compensation premiums), or that any insurance required to be listed on Schedule 3.14 will not be available in the future on substantially the same terms as currently in effect. The Company has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by the Company or the Seller to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

         3.15 Intangible Rights. Set forth on Schedule 3.15 is a list and description of all foreign and domestic patents, patent rights, trademarks, service marks, trade names, service names, brands, copyrights and formulae (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by the Company and all goodwill associated therewith. The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by the Company for the ownership, management or operation of its business or Properties ("Intangible Rights") including, but not limited to, the Intangible Rights listed on Schedule 3.15. Except as set forth on Schedule 3.15, (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Company or the Seller, no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company's businesses is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company's Intangible Rights has been assigned, transferred, licensed or sublicensed to any person other than the Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on
Schedule 3.15 and were duly made and remain in full force and effect; (ix) to the Knowledge of the Company, there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights;
(x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure; and (xi) all of the Company's current Intangible Rights will remain in full force and effect following the Closing without alteration or impairment.

         3.16 Equipment and Other Tangible Property. Except as otherwise set forth on Schedule 3.16, the Company's equipment, machinery, and other tangible property included in the Properties (the "Tangible Company Properties"), other than Inventory, is owned free and clear of all liens, or leased pursuant to valid, binding and enforceable lease agreements by the Company, is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company's prior practices and normal industry standards.

         3.17 Permits; Environmental Matters.
              ------------------------------

                  (a) Except as otherwise set forth in Schedule 3.17(a), the Company has all Permits necessary for the Company to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.17(a), all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future. Except as otherwise set forth in Schedule 3.17(a), (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

                  (b) Except as set forth on Schedule 3.17(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Company, threatened, or judgments or orders relating to any Hazardous Materials (collectively called "Environmental Claims") asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise Used by the Company. Neither the Company nor, to the Knowledge of the Company, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against the Company or the Buyer. Except as set forth on
Schedule 3.17(b), the Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

                  (c) Except as set forth on Schedule 3.17(c), no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or Used by the Company or, to the Knowledge of the Company, on adjacent parcels of real property, and no part of such real property or, to the Knowledge of the Company, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

                  (d) Except as set forth on Schedule 3.17(d), the Company has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

         3.18 Banks. Schedule 3.18 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or other credit facility including without limitation, loans and letters of credit, or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in
Schedule 3.18, no such proxies, powers of attorney or other like instruments are irrevocable.

         3.19 Suppliers and Customers. Schedule 3.19 sets forth (i) the principal suppliers of the Company during each of the fiscal years ended December 31, 2000 and 2001 and the first 2 fiscal quarters of 2002, together with the dollar amount of goods purchased by the Company from each such supplier during each such period, and (ii) the ten principal customers of the Company during each of the fiscal years ended June 30, 1998 and 1999, together with the dollar amount of goods and/or services sold by the Company to each such customer during each such period. Except as otherwise set forth in Schedule 3.19, the Company maintains good relations with all suppliers and customers listed or required to be listed in Schedule 3.19 as well as with governments, partners, financing sources and other parties with whom the Company has significant relations, and no such party has canceled, terminated or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company.

         3.20 Absence of Certain Business Practices. Neither the Company, Seller nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company or Seller, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Company, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Company.

         3.21 Products, Services and Authorizations.
              -------------------------------------

                  (a) Each Product designed, manufactured, sold or distributed by or on behalf of the Company has been designed, manufactured, sold or distributed in accordance with (i) the specifications under which the Product is normally and has normally been manufactured, and (ii) the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

                  (b) Schedule 3.21(b) sets forth (i) a list of all Products which at any time have been recalled, withdrawn or suspended by the Company, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) a list of all regulatory letters received by the Company or the Seller or any of its agents relating to the Company or any of the Products or the Company's establishments.

                  (c) There exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, distribution license, export license or other license, approval or consent of any governmental or regulatory authority with respect to the Company or any of the Products.

                  (d) There are no claims existing or threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company. There are no claims existing and there is no basis for any claim against the Company for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services. The Company has full and adequate insurance coverage for products liability claims against it.

                  (e) Neither the Company nor any of its Affiliates have any written agreements with copackers or other manufacturing or bottling facilities and arrangements for the manufacturing and bottling of all beverages distributed by the Company or its Affiliates remain in full force and effect for the benefit of the Company and that each copacker or bottler of such beverages has and shall continue to have and provide the Company with sufficient capacity to produce and/or bottle, as applicable, such quantities of such beverages as may be required for the Company to meet such income goals as are set forth in Appendix A which, if met, would permit the receipt by Seller of the maximum amounts permitted under such appendix in respect of each of the years set forth therein.

                  (f) No distributor, licensee, copacker, bottler or other entity performing services or distributing beverages with any of the Trademark is in breach of any agreement concerning such services nor is currently or has in the past engaged in any action or omission whatsoever which would constitute an infringement of any of the Trademarks.

                  (g) All right, title and interest in and to each of the Trademarks will be assigned, transferred and conveyed to the Buyer or designated Company free and clear of all liens, claims or other encumbrances or such wholly-owned subsidiary of the Company as shall be designated by Buyer and all action necessary to evidence and effectuate such transfer, conveyance, sale and transfer has been properly commenced in each applicable jurisdiction and Seller shall take and cause Svetcom, Ltd. and the estate of Guenther Steinwender to take any further action, at his sole cost and expense, to complete properly such transfer. It shall be the Buyer's responsibility to properly register the Trademarks after transfer by the Seller.

                  (h) Intentionally Omitted.

         3.22 Transactions With Affiliates. Except as set forth on Schedule 3.22 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in accordance with Austrian Labor Laws, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with the Seller or any other officer, director or shareholder of the Company or any of their respective Affiliates. Except as set forth on Schedule 3.22, neither the Seller nor any other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

         3.23 Other Information. The information furnished by the Seller and the Company to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Seller and/or the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

         3.24 Investment Representations of Seller. The Seller hereby acknowledges and understands that the shares he is individually acquiring will place him in a position with the Buyer of a majority shareholder. As a controlling and/or majority shareholder, Seller has certain fiduciary duties, right and obligations to the Buyer. Seller must comply with SEC Rules and Regulations pertaining to controlling and/or majority shareholders of public companies:

                  (a) In evaluating the suitability of an investment in the Buyer, Seller has not relied upon any representations or other information (whether written or oral) from the Buyer, except as expressly set forth herein. Seller also acknowledges that it has relied solely upon the information contained herein and upon investigations made by it in making the decision to invest in the Buyer.

                  (b) SELLER IS AWARE THAT AN INVESTMENT IN THE BUYER INVOLVES A HIGH DEGREE OF RISK AND HAS CAREFULLY CONSIDERED THE RISK FACTORS SET FORTH ON ANNEXURE "B" TO THIS AGREEMENT.

                  (c) Seller recognizes that any information furnished by the Buyer does not constitute investment, accounting, tax or legal advice. Moreover, the Seller is not relying upon the Buyer with respect to Seller's tax and other economic circumstances in connection with its investment in Buyer. In regard to the tax and other economic considerations related to such investment, Seller has relied on the advice of, or has consulted with, only its own professional advisors.

                  (d) Seller is aware that the capital stock of Buyer is being offered and sold by means of an exemption under the Securities Act of 1933, as amended (the "Securities Act"), as well as exemptions under certain state securities laws for nonpublic offerings, and that it makes the representations, declarations and warranties as contained in this Section with the intent that the same shall be relied upon in determining its suitability as a purchaser of such Buyer capital stock.

                  (e) Seller is an "Accredited Investor" as defined in Rule 501 of Regulation D and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer and of making an informed investment decision.

                  (f) Seller represents that it is, pursuant hereto, acquiring shares of the Buyer for investment only and without intent to resell the same, is aware that it cannot sell or otherwise transfer the capital stock of Buyer without registration under applicable state securities laws or without an exemption therefrom, and is aware that it will be required to bear the financial risks of its purchase for an indefinite period of time because, among other reasons, the capital stock of Buyer has not been registered with any regulatory authority of any State and, therefore, cannot be transferred or resold unless subsequently registered under applicable state securities laws or an exemption from such registration is available. Seller also understands that the Buyer is under no obligation to register the capital stock of Buyer on its behalf or to assist it in complying with any exemption from registration under applicable state securities laws.

                  (g) Seller is purchasing the capital stock of Buyer for investment for its own account and not with a view to or for sale in connection with any distribution of the capital stock of Buyer to or for the accounts of others. Seller agrees that it will not dispose of the capital stock of Buyer , or any portion thereof or interest therein, unless and until counsel for the Buyer shall have determined that the intended disposition is permissible and does not violate the Securities Act or the rules and regulations of the Commission thereunder, or the provisions of any applicable state securities laws, or any rules or regulations thereunder.

                  (h) Seller recognizes that the purchase of the capital stock of Buyer is a speculative investment and any financial forecasts or other estimates which may have been made by the Buyer merely represent predictions of future events which may or may not occur and are based on assumptions which may or may not occur. As a consequence, such financial forecasts or other estimates may not be relied upon to indicate the actual results which might be attained.

                   ARTICLE IV. - OBLIGATIONS PRIOR TO CLOSING

         From the date of this Agreement through the Closing:

         4.01 Buyer's Access to Information and Properties. The Company shall permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Company's financial condition, corporate status, operations, prospects, business and Properties. The Company shall make available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company and/or the Seller, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Also, the Company shall allow Buyer access to, and the right to inspect, the Properties, except to the extent that such Properties are operated by a third-party operator, in which case the Company shall use its best efforts to cause the operator of such Properties to allow Buyer access to, and the right to inspect, such Properties.

         4.02 Company's Conduct of Business and Operations. The Company and the Seller shall keep Buyer advised as to all material operations and proposed material operations relating to the Company. The Company shall (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on Schedule 3.13 in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies (subject to the provisions of Section 4.07) equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Company will use its best efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

         4.03 General Restrictions. Except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, the Company shall not nor shall Seller permit the Company to:

                           (i) declare, set aside or pay any dividends, or make
any distributions or other payments in respect of its equity securities, or repurchase, redeem or otherwise acquire any such securities;

                           (ii) merge into or with or consolidate with, any
other corporation or acquire the business or assets of any person;

                           (iii) purchase any securities of any person;

                           (iv) amend its charter or bylaws;

                           (v) issue any capital stock or other securities, or
grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its securities;

                           (vi) create, incur, assume, guarantee or otherwise
become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

                           (vii) make any change in any existing election, or
make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company's business operations;

                           (viii) enter into, amend or terminate any material
agreement;

                           (ix) sell, assign, license, transfer, lease,
mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties including all intangible and other intellectual property except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 3.13;

                           (x) settle any material claim or litigation, or file
any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

                           (xi) other than in the ordinary course of business
consistent with past practices, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $10,000 (other than those required pursuant to any agreement specified in Schedule 3.13);

                           (xii) maintain its books of account other than in the
usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

                           (xiii) make any change, whether written or oral, to
any agreement or understanding with any of the suppliers or customers listed or required to be listed on Schedule 3.19;

                           (xiv) accelerate or delay collection of any notes or
accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

                           (xv) delay or accelerate payment of any accrued
expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

                           (xvi) allow its levels of inventory to vary in any
material respect from the levels customarily maintained;

                           (xvii) adopt any Plan or Benefit Program or
Agreement, except as expressly required by Austrian law, or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment);

                           (xviii) become a party to or bound by any of the
arrangements described in Section 3.13(a), whether written or oral;

                           (xix) engage in any one or more activities or
transactions outside the ordinary course of business;

                           (xx) enter into any transaction or make any
commitment which could result in any of the representations, warranties or covenants of the Company and/or Seller contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

                           (xxi) commit to do any of the foregoing.

         4.04 Notice Regarding Changes. The Company and the Seller shall promptly inform Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Company and/or the Seller inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyer shall promptly inform the Seller in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

         4.05 Preferential Purchase Rights. To the extent there are any parties entitled or who may become entitled to exercise preferential purchase or consent rights with respect to the transactions contemplated hereby, the Company and the Seller shall promptly use their best efforts to obtain the agreement in writing of such parties to waive and refrain from exercising any and all such rights, which request shall be in form reasonably satisfactory to and approved by Buyer.

         4.06 Ensure Conditions Met. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each party's obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

         4.07 Termination of Insurance Policies. The Company shall take all actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Company to remain in full force and effect; provided, however, that the Company shall cooperate with Buyer to cause termination as of the Closing Date of the insurance coverage identified in writing for this purpose by Buyer to the Company and the Company shall take all actions necessary to discharge any and all liabilities or obligations of the Company arising with respect to any such coverage that is to be terminated hereunder.

         4.08 Casualty Loss. If, between the date of this Agreement and the Closing, any of the Properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Company shall, at Buyer's election, (i) cause such Properties to be repaired or replaced prior to the Closing with Properties of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such Properties to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to Buyer so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

         4.09 Employee Matters.
              ----------------

                  (a) The Company shall take all actions necessary or appropriate to maintain the status quo in relation to the existing employees and shall continue to maintain its employees as required by Austrian Law and such other jurisdiction as may be applicable.

                  (b) The Company shall permit Buyer to contact and make arrangements with the Company's employees for the purpose of assuring their continued employment by the Company after the Closing and for the purpose of ensuring the continuity of the Company's business, and the Company agrees not to discourage any such employees from consulting with Buyer.

                  (c) The Company shall use its best efforts to keep available the services of its present employees through the Closing Date.

         4.10 Intentionally Omitted.

         4.11 Survey. The Company will cooperate with Buyer if Buyer elects in its sole discretion to obtain at Buyer's expense an as-built plat or survey of the Leased Premises (the "Survey") prepared by a registered land surveyor or engineer, licensed in the state in which such property is located, dated on or after the date hereof, certified to Buyer, and such other entities as Buyer may designate in writing to the Company prior to the Closing, and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys. The Survey shall show access from the land to dedicated roads and shall include a flood plain certification. The Survey may be a recertification of a prior survey; provided, that it meets the above-described criteria.

         4.12 Payoff and Estoppel Letters. Prior to Closing the Seller shall disclose to the Buyer any and all indebtedness of the Company, and as instructed in writing by the Buyer, provide evidence of satisfaction in full or release of all guarantees, notes, or obligations of the Company to or on behalf of the Seller or any other Affiliate of the Company, each in form satisfactory to Buyer.
         4.13 No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Company shall not, and the Company shall cause the Company's shareholders, officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement. The Company shall immediately advise the Buyer of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

           ARTICLE V. - CONDITIONS TO SELLER'S AND BUYER'S OBLIGATIONS

         5.01 Conditions to Obligations of Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction, or waiver by Buyer, of the following conditions:

                  (a) All representations and warranties of the Company and the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and the Seller shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

                  (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or the Company or its Properties as a result of the consummation of this Agreement.

                  (c) Except for matters disclosed in Schedule 3.09(a) or 3.09(b) attached hereto, since the Balance Sheet Date and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on the Company's business, operations, prospects, Properties or financial condition.

                  (d) The Buyer shall have received the opinions of Sellers', counsel to the Company ("Company Counsel"), dated as of the Closing Date, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer, to the effect set forth in Annexure "C" hereto. In rendering such opinion, Company Counsel may rely as to factual matters on certificates of officers, directors and shareholders of the Company and on certificates of governmental officials.

                  (e) The Company shall have furnished Buyer with a certified copy of all necessary corporate action on its behalf approving the Company's execution, delivery and performance of this Agreement.

                  (f) All agreements, commitments and understandings between the Company and any Affiliate thereof shall have been terminated in all respects on terms satisfactory to Buyer, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by such Affiliates and written evidence thereof satisfactory in form and substance to Buyer shall have been delivered to Buyer.

                  (g) Buyer shall have completed its due diligence investigation, and the results thereof shall not have revealed that any of the representations of the Company or the Seller set forth herein are untrue or incorrect in any respect or otherwise be unsatisfactory to Buyer.

                  (h) All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  (i) Buyer shall have received written evidence, in form and substance satisfactory to Buyer, of the ownership by the Company of all legal and beneficial right, title and interest in and to all trademarks, trade names, service marks, patents, formulae and other intellectual property which Buyer, in its sole and absolute discretion, deems material to the business of the Company, and the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is subject.

                  (j) Buyer shall have received a guaranty in form and substance satisfactory to it from Seller that all distribution and licensing agreements which Buyer in its sole and absolute discretion, deems material to the business of the Company shall be entered into within ninety (90) days and Seller's agreement to hold Buyer and the Company harmless and indemnify the Company and Buyer for any failure to meet this condition; and existence and continuance of all other material agreements.

                  (k) The Board of Directors of Buyer shall have approved this Agreement and Buyer's acquisition of the Shares contemplated hereby.

                  (l) No proceeding in which the Seller or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                  (m) The Buyer shall have received copies of "payoff" or "estoppel" letters or other evidence, reasonably satisfactory to it, of the termination, at or prior to Closing, of all Funded Indebtedness and any and all Liens that encumber the Company's Properties pursuant thereto.

                  (n) Buyer shall be reasonably satisfied that the Company's EBITDA during the period from January to July 2002, is at least EUR 419,662.17. Annexed and marked "D" is a true and correct statement of the EBITDA by Company's certified public accountant.

                  (o) Buyer shall have obtained financing for the transactions contemplated hereby on terms satisfactory to it in its sole discretion. Should Buyer not have obtained such financing prior to the later of (i) September 30, 2002 or (ii) the date which falls five (5) business days after the date upon which Buyer determines that all conditions precedent to its obligations has been satisfied. On such date, should Buyer be in the process of completing such financing, the Closing shall be delayed up to forty-five (45) days to permit completion of the same.

                  (p) Seller, individually, shall have executed and delivered to the Buyer the Employment Agreement in the form attached hereto as Annexure E.

                  (q) Buyer shall be satisfied that it will be able to obtain, not later than seventy-five (75) days after the Closing Date, all audited historical and unaudited pro forma Financial Statements with respect to the Company, if any, together with any required consent of the Company's independent public accountants, that may be required to be included in a Current Report on Form 8-K.

                  (r) Buyer shall have received each of the following duly executed by Seller, the Company and/or such of the Guarantors as may be applicable: a non-competition agreement between the Company and each of Seller and the Guarantors, an employment agreement between the Company and Seller; appropriate trademark licensing and distribution agreements and such other agreements, instruments and other documents as Buyer shall reasonably require, in each case, in form and substance acceptable to Buyer.

                     ARTICLE VI. - POST-CLOSING OBLIGATIONS

         6.01 Further Assurances. Following the Closing, the Company, the Seller and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

         6.02 Publicity. Except as provided or required by the rules or regulations of the SEC, none of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

         6.03 Post-Closing Indemnity by the Seller. Subject to the provisions of
Section 6.01, from and after the Closing, the Seller shall individually indemnify and hold harmless Buyer and its Affiliates, directors, officers, agents and employees from and against any and all Damages arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Seller and/or the Company in this Agreement or in any document or certificate delivered by the Seller and/or the Company at the Closing pursuant hereto, (ii) the occurrence of any event on or prior to the date of Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Company, (iii) the existence of any liabilities or obligations of the Company (whether accrued, absolute, contingent, known or unknown, or otherwise, and whether or not of a nature appropriate for inclusion in a balance sheet in accordance with GAAP) other than those contemplated by Section 3.08(b) hereof. Any payment made to Buyer by the Seller pursuant to the indemnification obligations under this Section 6.03 shall constitute a reduction in the Purchase Price hereunder.

         6.04 Non-Competition, Non-Solicitation and Non-Disclosure.
              ----------------------------------------------------

                  (a) General. In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby covenants and agrees as follows:

                           (i) Without the prior written consent of the Buyer,
Seller shall not for a period of five (5) years from and after the Closing Date
(A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the business of the Company or which competes or plans to compete in any way with the Buyer or any of its subsidiaries or Affiliates, anywhere in the world (the "Territory"), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the business of the Company or which competes or plans to compete in any way with the Buyer or any of its subsidiaries or Affiliates within the Territory, or (C) utilize his special knowledge of the business of the Company and his or its relationships with customers, suppliers and others to compete with Buyer and/or any of its Affiliates in any business which engages or plans to engage in the energy drinks manufacturing business or distribution; provided, however, that nothing herein shall be deemed to prevent Seller from acquiring through market purchases and owning, solely as an investment, less than three percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under ss.12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as Seller is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer. Seller acknowledges and agrees that the covenants provided for in this Section 6.04(a) are reasonable and necessary in terms of time, area and line of business to protect the Company's Trade Secrets. Seller further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company's legitimate business interests, which include its interests in protecting the Company's (i) valuable confidential business information, (ii) substantial relationships with customers throughout the United States, and (iii) customer goodwill associated with the ongoing business of the Company. Seller expressly authorizes the enforcement of the covenants provided for in this Section 6.04(a) by (A) the Company and its subsidiaries, (B) the Company's permitted assigns, and (C) any successors to the Company's business. To the extent that the covenants provided for in this Section 6.04(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

                           (ii) Without the prior consent of Buyer, Seller shall
not for a period of five (5) years from the Closing Date, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company, nor shall Seller make known the names and addresses of such customers or any information relating in any manner to the Company's trade or business relationships with such customers.

                           (iii) Seller shall not at any time divulge,
communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the Company. Any confidential information or data now known or hereafter acquired by Seller with respect to the Company shall be deemed a valuable, special and unique asset of the Company that is received by Seller in confidence and as a fiduciary, and Seller shall remain a fiduciary to the Company with respect to all of such information.

                  (b) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by Seller of any or all of the covenants and agreements contained in this Section 6.04 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, Seller recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 6.04 by Seller and/or his associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 6.04 shall be construed to prevent Buyer from seeking and recovering from Seller damages sustained by it as a result of any breach or violation by Seller of any of the covenants or agreements contained herein.

                           ARTICLE VII. - TAX MATTERS

         7.01 Representations and Obligations Regarding Taxes. The Company and the Seller jointly and severally represent and warrant to and agree with the Buyer as follows:

                  (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

                  (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (c) No director or officer (or employee responsible for Tax matters) of the Company expects any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any taxing authority in writing or (ii) as to which any of the directors or officers (or employees responsible for Tax matters) of the Company has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such taxing authority. Schedule 7.01(c) lists all Federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 2001, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit or in respect of which any written or unwritten notice of any audit or examination has been received by the Company. Except as set forth on Schedule 7.01(c), no issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. The Company has delivered to Buyer correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since 2000.

                  (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) Intentionally Omitted.

                  (f) Schedule 7.01(f) sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (i) the basis of the Company in its assets; and (ii) the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover or excess charitable contribution of the Company.

                  (g) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

                  (h) The Company shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign tax law.

                  (i) Except as set forth on Schedule 7.01(i), the Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes.

                  (j) Except as set forth on Schedule 7.01(j), the Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law) or any safe harbor lease transaction.

                  (k) The Company has never been an S corporation (within the meaning of Section 1361(a)(1) of the Code).

                  (l) All material elections with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company.

                  (m) All private letter rulings issued by the Internal Revenue Service to the Company (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed on Schedule 7.01(m), and there are no pending requests for any such rulings (or corresponding determinations).

                  (n) The Company shall grant to Buyer or its designees access at all reasonable times to all of the Company's books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date. Buyer shall (i) grant to Seller access at all reasonable times to all of the Company's books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with Seller in connection with any audit of Taxes that relate to the business of the Company prior to Closing.

                  (o) The transfer of the Shares to Buyer pursuant to the terms of this Agreement will not result in any Tax liability to the Company or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Company by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.

                  (p) Neither the Seller nor the Company has taken or will take any action that could result in a deemed election under section 338 of the Code with respect to Buyer's purchase of the Shares.

                  (q) Buyer shall be responsible for preparing and filing, or causing the Company to prepare and file, all Tax Returns of the Company required to be filed after the Closing Date. Seller shall pay to Buyer within five (5) days after the date on which Taxes are paid with respect to periods beginning before the Closing Date and ending on or after the Closing Date an amount equal to the portion of those Taxes that relates to the portion of the taxable period ending on the Closing Date. For purposes of this Agreement, in the case of any period that begins before the Closing Date and ends after the Closing Date, any tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions, and any credits available with respect to any Tax, shall be allocated by assuming that the taxable period ended on the Closing Date, and any other tax shall be allocated based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.

                  (r) As used in this Agreement, "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; "Code" means the Internal Revenue Code of 1986, as amended; "Company" means the Company and/or any corporation that at any time has been a subsidiary of the Company; "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); "Tax" means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and "Taxes" means any or all of the foregoing collectively; and "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

                  (s) It is noted that the US Tax laws are not applicable to the accounts of a foreign company. The Seller hereby confirms that all Tax accounts for the Company have been prepared and filed under Austrian law and that there are no outstanding accounts due and/or payable and all taxes applicable to the Company due and payable have been paid or contested in good faith by appropriate proceedings which, in each case, has been disclosed to Buyer in reasonable detail. In addition, the Company will continue to uphold all Austrian Tax Laws in addition as those required by the European Union.

         7.02 Indemnification for Taxes.
              -------------------------

                  (a) The Company and Seller individually as Guarantor jointly and severally hereby agrees to indemnify, jointly and severally, Buyer and its Affiliates, including, after the Closing, the Company (each herein sometimes referred to as an "Indemnified Taxpayer") against, and agrees to protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies and losses and all expenses, including, without limitation, attorneys', accountants' and experts' fees and disbursements (all herein referred to as "Losses") resulting from:

                           (i) A claim by any taxing authority for (a) any Taxes
of the Company allocable to any period ending on or prior to the Closing Date or allocable to any period that begins before and ends after the Closing Date, and
(b) any Taxes of the Company or any corporation that is or was a member of an Affiliated Group of which the Company was or is a member;

                           (ii) A claim by any taxing authority for any Taxes
arising from or occasioned by the sale of the Company's capital stock pursuant to this Agreement; or

                           (iii) Any misrepresentation or breach of any
representation, warranty or obligation set forth in this Article VIII.

                  (b) Subject to the resolution of any Tax contest pursuant to
Section 7.02(c), upon notice from Buyer to Seller that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to Section 7.02(a), Seller shall thereupon pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Indemnified Taxpayer harmless from such Loss.

                  (c) (i) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify Seller in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying party are actually materially prejudiced.

                           (ii) Seller shall have the right to defend the
Indemnified Taxpayer against such claim with counsel of its choice satisfactory to the Indemnified Taxpayer so long as (a) Seller notifies the Indemnified Taxpayer in writing within 15 days after the Indemnified Taxpayer has given notice of such claim that Seller will indemnify the Indemnified Taxpayer from and against the entirety of any Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (b) Seller provides the Indemnified Taxpayer with evidence acceptable to the Indemnified Taxpayer that Seller will have the financial resources to defend against the claim and fulfill his indemnification obligations hereunder, (c) if requested by the Indemnified Taxpayer, Seller provides to the Indemnified Taxpayer an opinion, in form and substance satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail in that contest, (d) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, Seller shall have advanced to the Indemnified Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (e) Seller conducts the defense of the claim actively and diligently.

                           (iii) Subject to the provisions of paragraph (ii)
above, Seller shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if Seller shall reasonably request, to a determination in an appellate court provided that, if requested by the Indemnified Taxpayer, Seller shall provide to the Indemnified Taxpayer an opinion, in form and substance satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail on that appeal.

                           (iv) Seller shall not be entitled to settle or to
contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer.

                           (v) If, after actual receipt by the Indemnified
Taxpayer of an amount advanced by Seller pursuant to paragraph (ii)(d) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Indemnified Taxpayer shall promptly pay to Seller any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority); provided, however, that the Indemnified Taxpayer shall have been indemnified and held harmless from all Losses by reason of any indemnification payments retained by the Indemnified Taxpayer net of any Taxes imposed on the Indemnified Taxpayers with respect to indemnification payments received by the Indemnified Taxpayer or with respect to the receipt of any payment from the taxing authority. Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as Seller shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Article VIII.

                           (vi) If any of the conditions in Section 7.02(c)(ii)
above are or become unsatisfied, (a) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Taxpayer need not consult with, or obtain any consent from, Seller in connection therewith), (b) Seller will reimburse the Indemnified Taxpayer promptly and periodically for the costs of defending against the claim (including, without limitation, attorneys', accountants' and experts' fees and disbursements) and (c) Seller will remain responsible for any Losses the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 7.02.

                  (d) Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Seller under this
Article VIII shall survive the Closing until the end of the applicable statutes of limitations. With respect to any indemnification obligation for any Tax for which a taxing authority asserts a claim within 90 days before the end of the applicable statute of limitations, an Indemnified Taxpayer shall be treated as having provided timely notice to Seller by providing written notice to Seller on or before the 90th day after the Indemnified Taxpayer's receipt of a written assertion of the claim by the taxing authority.

                  (e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law , Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                          ARTICLE VIII. - MISCELLANEOUS

         8.01 Limitation on Liability.
              -----------------------

                  (a) The representations, warranties, agreements, and indemnities of the Company and the Seller set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided in Section 8.01(b).

                  (b) The Seller shall have no liability under the agreement to indemnify under either (a) clause (iii) of Section 7.03 or (b) clause (i) of
Section 7.03 against breaches of the provisions of Sections 3.05 (clauses (ii), (iii), (iv) and (v)), 3.06, and 3.08 through 3.24 (collectively the "Business Indemnities"), in each case unless the indemnifying party receives notice in writing from Buyer of Buyer's claim under said indemnity on or before the three-year anniversary of the Closing Date. Said limitations shall not apply to any breaches of or obligations to comply with any of the other provisions of this Agreement, regardless of whether such breach or obligation also constitutes a breach or obligation under any of the provisions specifically listed in this
Section 8.01(b).

                  (c) For purposes of this Section 8.01(c), a party making a claim for indemnity under Section 7.02 is hereinafter referred to as an "Indemnified Party" and the party against whom such claim is asserted is hereinafter referred to as the "Indemnifying Party." All claims by any Indemnified Party under Section 7.02 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 8.01(b) has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

                           (i) take such action as the Indemnifying Party may
reasonably request in connection with such action,

                           (ii) allow the Indemnifying Party to dispute such
action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

                           (iii) render to the Indemnifying Party all such
assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

         8.02 Confidentiality.
              ---------------

                  (a) Prior to the Closing, Buyer shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to

Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Buyer promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 8.02(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by Buyer in bona fide discussions or negotiations with prospective lenders.

                  (b) The Company and the Seller shall, and shall cause its or his Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, Buyer or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, the Seller or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company, the Seller or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by the Company, the Seller or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Company, the Seller or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Company shall promptly shall notify Buyer of any disclosure pursuant to clause (iii) of this Section 8.02(b).

         8.03 Brokers. Regardless of whether the Closing shall occur, (i) the Seller, jointly and severally, shall indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by the Company or the Seller in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Company from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

         8.04 Costs and Expenses. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (the "Transaction Expenses"); provided, however, that Seller shall be responsible for and shall discharge all Transaction Expenses incurred by or on behalf of Seller, the Seller and/or the Company (it being the parties' agreement that the Company shall not bear or otherwise be liable for any such expenses).

         8.05 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

IF TO BUYER:                                       Theodore Farnsworth
                                                   Xstream Beverage Group, Inc.
                                                   621 NW 53rd Street, Suite 145
                                                   Boca Raton, FL 33487
                                                   Telecopy No. - 561-998-4199

                                                   With a copy to:
                                                   --------------

                                                   Mary C. Crittenden
                                                   1221 Brickell Avenue
                                                   Suite 1010
                                                   Miami, FL 33133

IF TO THE COMPANY AND/OR THE SELLER:               Guenther Ballweber
                                                   Sepulveda 65

                                                   08015 Barcelona,Spain

                                                   With a copy to:
                                                   ---------------
                                                   Lucia Van Bebber
                                                   42 rue Reaumur
                                                   75003 Paris, France
                                                   (33) 1 42 77 03 95

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next normal business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

         8.06 Governing Law. The provisions of this agreement and all documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the state and federal courts sitting the State of Florida, Miami-Dade County, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of Florida. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER AND WAIVES ALL CONSTRUCTIVE EXEMPLARY AND PUNITIVE DAMAGES INCLUDING DAMAGES FOR LOSS OF OPPORTUNITY OR PROFITS.

         8.07 Representations and Warranties. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made, and the certificates delivered pursuant to clause (iv) of Section 2.02 and clause (ii) of Section 2.02 by a party are agreed to and shall be deemed to constitute the making of such representations and warranties, again at and as of the Closing by and on behalf of the party on behalf of whom such certificates are delivered.

         8.08 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         8.09 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer's rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Buyer's rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         8.10 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

         8.11 Veracity of Representations and Warranties; Performance. Each of the Guarantors hereby jointly and severally irrevocably and unconditionally guarantees to the Buyer the veracity of all representations and warranties of and the due and prompt performance by the Company and Seller of each of the Company's and Seller's obligations hereunder and under each and every other agreement, instrument or other document delivered by or on behalf of Seller or the Company hereunder or otherwise in connection herewith or with the transactions contemplated herein.

         8.12 Withholding of Payments. Notwithstanding any other provision of this Agreement, the Company and the Seller agree that Buyer shall after the Closing have the right to withhold any payment owing to the Seller to the extent of any and all payments due to but not yet received by the Company and/or Buyer from the Seller pursuant to this Agreement. The Seller specifically agrees that
(i) any claims for indemnification by Buyer against the Seller hereunder may be satisfied by deducting and otherwise offsetting such claims against any amounts that might otherwise be payable by Buyer to such persons hereunder, and (ii) to the extent that there remain unsatisfied indemnification claims after the deductions and set-offs described above, Buyer shall have full recourse against the Seller (including their assets of whatsoever kind or nature) for payment of such indemnification claims.

         8.13 Exhibits and Schedules. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

         8.14 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.15 References and Construction.
              ---------------------------

                  (a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

                  (b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

         8.16 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

         8.17 Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         8.18 Risk of Loss. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company's assets, including without limitation the Properties, shall remain with the Company, and the legal doctrine known as the "Doctrine of Equitable Conversion" shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

         8.19 Representative of the Company and the Seller. Each of the Seller and the Company designates Guenther Ballweber as its representative for all purposes under this Agreement, including receipt of disclosures, granting and/or executing consents or waivers, receiving notices and agreeing to and executing amendments and/or modifications to this Agreement. Any such receipt, grant, agreement and/or execution by Guenther Ballweber shall be valid and binding on the Company and the Seller. The designation by the Company and the Seller of such representative may not be revoked without the written consent of Buyer.

                            ARTICLE IX. - DEFINITIONS

         Capitalized terms used in this Agreement are used as defined in this
Article X or elsewhere in this Agreement.

         9.01 Affiliate. The term "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term "Control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

         9.02 Available Cash. The term "Available Cash" shall mean all cash and cash equivalents (including marketable securities and short-term investments) held by the Company as of midnight on the day before the Closing Date less the amount of cash and cash equivalents necessary to cover outstanding checks which have been mailed or otherwise delivered by the Company but have not cleared.

         9.03 Collateral Agreements. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

         9.04 Confidential Information. The term "Confidential Information" shall mean confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to Seller or of which Seller became aware as a consequence of or through his employment with the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

         9.05 Contracts. The term "Contracts," when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

         9.06 Damages. The term "Damages" shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

         9.07 Financial Statements. The term "Financial Statements" shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position and the accompanying notes thereto, of the Company's business prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

         9.08 Funded Indebtedness. "Funded Indebtedness" shall mean the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others, capital lease obligations, dividends payable to the Seller, bonus payables to employees, and purchase money indebtedness of the Company, (ii) indebtedness of the type described in clause
(i) above guaranteed, directly or indirectly, in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course,
(iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness and (iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.

         9.09 GAAP.  "GAAP" means U.S. generally accepted accounting principles.
              ----

         9.10 Governmental Authorities. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         9.11 Hazardous Material. The term "Hazardous Material" shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "Hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         9.12 Inventory. The term "Inventory" shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

         9.13 Knowledge of the Company. The term "Knowledge of the Company" shall mean the actual knowledge of Guenther Ballweber or any of the other directors, officers or managerial personnel of the Company with respect to the matter in question, and such knowledge as Guenther Ballweber or any of the other directors, officers or managerial personnel of the Company reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

         9.14 Legal Requirements. The term "Legal Requirements," when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or properties.

         9.15 Net Worth. The term "Net Worth" shall mean the Company's "stockholders' equity" computed in accordance with GAAP except that no effect shall be given to any purchase accounting or other similar adjustments resulting from the consummation of the transaction contemplated herein.

         9.16 Permits. The term "Permits" shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

         9.17 Person. The term "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

         9.18 Product. The term "Product" shall mean each product, repair process or service under development, developed, manufactured, licensed, distributed or sold by the Company and any other products in which the Company has any proprietary rights or beneficial interest.

         9.19 Properties. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Company, including without limitation all right, title and interest of Company or Seller in or to any trademark, trade name, service mark, patent, formulae, goodwill or other intellectual property.

         9.20 Real Property. The term "Real Property" shall mean the real property Used by the Company in the conduct of its business.

         9.21 Regulations. The term "Regulations" shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

         9.22 Subsidiary. The term "Subsidiary" shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

         9.23 Trade Secrets. The term "Trade Secrets" shall mean information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         9.24 Trademarks. Trademarks shall mean all right, title and interest in and to each and every trademark (whether or not registered in any jurisdiction, listed, described or referenced herein) associated with the energy drink known as Dark Dog and including without limitation the words "Dark Dog", the design associated with such product and all trademarks included on Schedule 3.15 hereto and all goodwill associated therewith.

         9.25 Used. The term "Used" shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company's business and operations, whether or not reflected on the Company's books of account.

         9.26 Working Capital. The term "Working Capital" shall mean the difference between (i) the Company's current assets, including accounts receivable, inventory, prepaid expenses and deposits, but excluding Available Cash, and (ii) the Company's current liabilities, including accounts payable and accrued expenses, but excluding Funded Indebtedness, in each case calculated in accordance with GAAP.

         WHEREFORE, THE PARTIES HAVE EXECUTED this Agreement as of the date first written above.

                                      BUYER:
                                      -----


                                      XSTREAM BEVERAGE GROUP, INC.


                                      By:   ____________________________________
                                              Theodore Farnsworth, III


                                      COMPANY:
                                      --------

                                      DARK DOG SELL & RETAIL GMBH


                                      By:   ____________________________________
                                              Guenther Ballweber


                                      SELLER:
                                      -------

                                      GUENTHER BALLWEBER




                                      By:  _____________________________________
                                              Guentehr Ballweber

                                   APPENDIX A


         Provided that Seller shall have complied with all of its Obligations hereunder including without limitation its requirement to transfer all Trademarks and associated goodwill to the Company. The remainder of the Sale Price shall be paid as follows:

   FIRST ANNIVERSARY DATE: 30 SEPTEMBER 2003 OR SUCH LATER DATE AS SHALL FALL
     ONE (1) YEAR AFTER THE DATE OF CLOSING AS THE SAME MAY BE EXTENDED OR
                     DELAYED PURSUANT TO THE TERMS HEREOF.

                  (a) Upon the first anniversary of the closing date and provided the Company has obtained gross revenue of at least $35M, with an EBITDA of at least 9% Buyer shall pay Seller additional cash consideration of US$2.5M and shall transfer to Seller an amount of shares of Buyer equal to US$6M. The shares shall be valued by taking the average daily closing price over the last five (5) trading days immediately prior to such anniversary date.

                  (b) Should the Company not obtain gross revenues of at least $35M with an EBITDA of 9% the additional cash consideration and shares to be paid or transferred (as applicable) to Buyer shall be adjusted as set forth in the following chart:


          Revenues                           Cash                      Stock
          --------                           ----                      -----

          $30M - $34.99M                     $2.0M                     $5.5M

          $25M - $29.99M                     $1.5M                     $5.0M

          * $24.99M and below                $1.0M                     $4.5M



*PROVIDED THAT REVENUES HAVE INCREASED BY A MINIMUM OF 75% FROM THOSE ESTABLISHED AS AT THE DATE OF CLOSING AND AN EBITDA OF 9% IS ACHIEVED IN THE REVENUES REACHED.

         Should the Company fail to meet the revenue goals stated above during the first year following Closing, to the extent that on the second anniversary of closing revenue exceeds US$70M, such excess shall be applied to the first year revenues such that Seller shall, without duplication of any payment made to Seller on the first anniversary of Closing, receive an additional payment of cash and stock in accordance with the above stated chart.

SECOND ANNIVERSARY DATE: THE SECOND ANNIVERSARY DATE SHALL BE ONE YEAR FROM THE FIRST ANNIVERSARY DATE.

                  (c) Upon the second anniversary of the closing date and provided the Company has obtained gross revenue of at least $70M with an EBITDA of at least 9%. Buyer shall pay Seller additional cash consideration of US$2.5M and shall transfer to Seller an amount of shares of Buyer equal to US$6M. The shares shall be valued by taking the average daily closing price over the last five (5) trading days immediately prior to such anniversary date.

                  (d) Should the Company not obtain gross revenues of at least with an EBITDA of at least 9% of gross revenue $70M, the additional cash consideration and shares to be paid or transferred (as applicable) to Buyer shall be adjusted as set forth in the following chart:

          Revenues                           Cash                       Stock
          --------                           ----                       -----

          $65M - $69.99M                     $2.0M                      $5.5M

          $60M - $64.99M                     $1.5M                      $5.0M

          **$59.99 and below                 $1.0M                      $4.5M

** PROVIDED THAT REVENUES AS AT THE SECOND ANNIVERSARY DATE HAVE INCREASED BY AT LEAST 75% FROM THE FIRST DEEMED ANNIVERSARY DATE AND AN EBITDA OF 9% OF GROSS REVENUES IS ACHIEVED IN THE REVENUES REACHED.

         Should the Company fail to meet the revenue goals stated above during the second year following Closing, to the extent that on the third anniversary date revenues exceed US$100M, such excess shall be applied to the second year revenues such that Seller shall, without duplication of any payment made to Seller on the second anniversary date, receive an additional payment of cash and stock in accordance with the above stated chart.

         IN THE EVENT THAT SELLER REACHES A TARGET GOAL OF $110,000,00 WITH AN EBITDA OF 9% OF THE GROSS REVENUES DURING THE 12 MONTH PERIOD IMMEDIATELY PRECEDING THE SECOND ANNIVERSARY DATE, SELLER WILL RECEIVE PAYMENT EQUAL TO ALL THE REMAINING SALES PRICE PAYABLE BY BUYER TO SELLER HEREUNDER (BUT SHALL NOT RECEIVE ANY ADDITIONAL PAYMENT PURSUANT TO THE PENULTIMATE PARAGRAPH OF THIS APPENDIX A). THE SHARES SHALL BE VALUED BY TAKING THE AVERAGE DAILY CLOSING PRICE OVER THE LAST FIVE (5) TRADING DAYS IMMEDIATELY PRIOR TO SUCH ANNIVERSARY DATE. UPON SUCH EVENT, AND PAYMENT IN FULL, THE REMUNERATIONS OF THE THIRD ANNIVERSARY DATE SHALL BE NULL AND VOID.

THIRD ANNIVERSARY DATE: THE THIRD ANNIVERSARY DATE SHALL BE ONE YEAR FROM THE DEEMED ANNIVERSARY DATE:

                  (e) Upon the third anniversary date and provided the Company has obtained gross revenue of at least $100M with an EBITDA of 9% of Gross Revenue. Buyer shall pay Seller additional cash consideration of US$2.5M and shall transfer to Seller an amount of shares of Buyer equal to US$4.5M. The shares shall be valued by taking the average daily closing price over the last five (5) trading days immediately prior to such anniversary date.

                  (f) Should the Company not obtain gross revenues of at least $100M with an EBITDA of at least 9% of gross revenues, the additional cash consideration and shares to be paid or transferred (as applicable) to Buyer shall be adjusted as set forth in the following chart:

          Revenues                           Cash                       Stock
          --------                           ----                       -----

          $95M - $99.99M                     $2.0M                      $4.0M

          $90M - $94.99M                     $1.5M                      $3.5M

          ***$89.99M and below               $1.0M                      $3.0M

*** PROVIDED THAT REVENUES AS AT THE THIRD ANNIVERSARY DATE HAVE INCREASED BY AT LEAST 75% FROM THE SECOND ANNIVERSARY DATE AND AN EBITDA OF 9% IS ACHIEVED IN THE REVENUES REACHED.

         Should the Company fail to meet the revenue goals stated above during the third year following the anniversary date, to the extent that on the fourth anniversary of closing revenue exceeds US$70M, such excess shall be applied to the third year revenues such that Seller shall, without duplication of any payment made to Seller on the fourth anniversary of Closing, receive an additional payment of cash and stock in accordance with the above stated chart.

         If on the third anniversary date total gross revenues have exceeded $100,000,000 and Seller surpasses the target goals stated above for the year immediately preceding such anniversary date and has earned revenues sufficient to make-up for any shortfall in revenue as compared to the maximum target revenue stated for any and all prior years and further provided that such excess revenues are $5,000,000 the Seller shall be entitled to $500,000 in shares for up to every $5,000,000 in revenues obtained over the target stated above to a maximum of $2,000,000 in shares.

         For the avoidance of doubt, should the Company not achieve revenue targets and minimum EBITDA of 9% as would permit Seller to receive the maximum compensation permitted within five (5) years after closing, pursuant to paragraphs (a), (c) and (e) hereof, the Purchase Price of the Shares shall be reduced in accordance with the actual gross revenues of the Company in accordance with the amounts set forth in this Appendix A.

         For purposes of this Appendix A Gross Revenues and EBITDA shall be calculated in accordance with generally accepted international accounting principles.

                                  SCHEDULE "A"


                             OWNERSHIP OF SHARES OF
                          DARK DOG SELL AND RETAIL GMBH


NAME OF SHAREHOLDER                                          NUMBER OF SHARES
-------------------                                          ----------------
GUENTHER BALLWEBER                                           100%

                                LIST OF SCHEDULES


Schedule 3.01         -        Not Applicable

Schedule 3.04         -        Not Applicable

Schedule 3.05         -        Not Applicable

Schedule 3.08(a)      -        Financial Statements

Schedule 3.08(b)      -        Liabilities

Schedule 3.08(c)      -        Not Applicable

Schedule 3.08(d)      -        Not Applicable

Schedule 3.08(e)      -        Not Applicable

Schedule 3.08(f)      -        Receivable overdue

Schedule 3.09(a)      -        Not Applicable

Schedule 3.09(b)      -        Not Applicable

Schedule 3.10(1)      -        Not Applicable

Schedule 3.10(2)      -        Not Applicable

Schedule 3.11         -        Not Applicable

Schedule 3.12(a)      -        Not Applicable

Schedule 3.12(b)      -        Leases of Company

Schedule 3.13         -        Contracts and Commitments of Company

As related to (i) and (iii)The Company currently has a verbal agreement which Agreement will be reduced to writing, for the leasing of the Premises located at ______________________, Salzburg, Austria. The Premises are currently being renovated and the Company has yet to take possession.

Schedule 3.13(c)      -        Not Applicable

Schedule 3.14         -        Insurance Policies-- None currently until lease
                               is activated for new.

Schedule 3.15         -        Intellectual Property/Trade Marks Registrations

Schedule 3.15(i)      -        The Seller has the Power of Attorney on behalf of
                               Svetcom, Ltd. to transfer all ownership rights in the trademarks.

Schedule 3.16         -        Not Applicable

Schedule 3.17(a)      -        Not Applicable

Schedule 3.17(a)(i)   -        Not Applicable

Schedule 3.17(b)      -        Not Applicable

Schedule 3.17(c)      -        Not Applicable

Schedule 3.17(d)      -        Not Applicable

Schedule 3.18         -        Banks/Trust Company/Financial Institutes

The Company's Bank is ____________________. Currently the Company possesses an Export Service Line of Credit which is a low interest account to assist in the export of the product and is based upon export invoices. The Company, since the dissolution of Dark Dog International Marketing, SA, has a Overdraft Line of Credit for Miscellaneous expenses. The Line of Credit is currently personally guaranteed by Mr. Ballweber. After closing, the Bank will require a back to back bank guarantee for the new owner to continue the Line of Credit service until such time as the new owner's credit is established in the country.

Schedule 3.19         -        Suppliers

Schedule 3.21(b)      -        Not Applicable

Schedule 3.22 (i)     -        Not Applicable

Schedule 3.22(ii)     -        Not Applicable

Schedule 3.25(i)      -        Not Applicable

Schedule 7.01(c)      -        Taxes

Schedule 7.01(f)(i)   -        Assets

Schedule 7.01(f)(ii)  -        Net Operating loss, etc.

Schedule 7.01(i)      -        Not Applicable

Schedule 7.01(j)      -        Not Applicable

Schedule 7.01(m)      -        Not Applicable